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                                                                   Exhibit 10.29

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), entered into as of this 25th day of October, 2001, is made by and between BLUE MARTINI SOFTWARE, INC., a Delaware corporation (the "Company"), and MICHAEL BORMAN ("Executive").

                                    ARTICLE 1

                               EFFECT OF AGREEMENT

     1.1 EFFECT OF AGREEMENT. This Agreement shall be effective as of October 25, 2001 (the "Effective Date") and shall remain in effect so long as Executive is employed by the Company; provided, however, that the rights and obligations of the parties hereto contained in Articles 5 and 6 of this Agreement, and as otherwise explicitly provided in this Agreement, shall survive any termination of this Agreement until such time as such duty or obligation is satisfied in full.

     1.2 CONSIDERATION. The duties and obligations of the Company to Executive under this Agreement shall be in consideration of Executive's promises herein and services provided to the Company.

                                    ARTICLE 2

                                EMPLOYMENT DUTIES

     2.1 TITLE/RESPONSIBILITIES. Executive hereby accepts the terms of this Agreement and agrees to serve as the President and Chief Operating Officer of the Company, reporting to the Company's Chief Executive Officer. Executive shall have all powers and duties commensurate with such position, and will perform such other duties as the Company may from time to time require of Executive.

     2.2 FULL-TIME ATTENTION. Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Company may reasonably request.

     2.3 LOCATION. Until such time as Executive relocates to a primary residence in the San Francisco Bay Area ("Bay Area"), Executive's principal place of business for performance of his duties shall be located in an office within 30 miles of his primary residence in New York. Executive shall visit customers and Company facilities whenever required and will be available to travel to Company headquarters upon request.

     2.4 OTHER ACTIVITIES. Except upon the prior consent of the Company's Board of Directors (the "Board"), Executive shall not during the period of this Agreement engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or to any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an "Affiliated Company"), provided that


                                        1.

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Executive may own less than five percent (5%) of the outstanding securities of any such publicly traded competing corporation. The determination as to whether a business activity is or may be competitive with the Company or an Affiliated Company shall be made by the Board, and shall be final and binding on all parties. Nothing in this Section 2.4 is intended to prevent Executive from accepting employment with another company, or providing other services to another business, after Executive's employment terminates with the Company.

     2.5 OTHER AGREEMENTS. Prior to the execution of this Agreement, Executive shall disclose any and all agreements relating to current or prior employment or other business activities that may affect Executive's ability to be employed with the Company and Executive or the Company's ability to solicit or hire other employees. To the extent disclosure of such agreements would violate obligations of confidentiality Executive has toward any other entity, Executive will disclose the nature of any restrictions in such agreements as they affect Executive's ability to be employed with Company and/or to hire other employees. Except as set forth in Section 3.5 below, Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior agreement or relationship with any third party.

                                    ARTICLE 3

                                  COMPENSATION

     3.1 ANNUAL BASE PAY. The annual base pay of Executive will be three hundred fifty thousand dollars ($350,000), less standard withholdings and deductions, payable in accordance with the Company's standard payroll procedures. Executive will be considered for changes in base salary in accordance with Company policy and subject to review and approval by the Board.

     3.2 ANNUAL BONUS. Commencing in the 2002 calendar year, Executive shall be eligible for an annual bonus (the "Annual Bonus") of up to five hundred twenty-five thousand dollars ($525,000), less standard withholdings and deductions, for each calendar year Executive is employed by the Company as President and Chief Operating Officer. For the 2001 calendar year, Executive will receive a guaranteed bonus of fifty thousand dollars ($50,000) for each full month Executive is employed by the Company, with a pro rata amount for any portion of a month Executive is employed by the Company (the "2001 Bonus"), less standard withholdings and deductions. The amount of Executive's Annual Bonus will be based upon the achievement of certain goals ("Performance Criteria"), provided, however, that Executive's Annual Bonus for calendar 2002 shall be at least two hundred fifty thousand dollars ($250,000) and his Annual Bonus for calendar 2003 shall be at least two hundred thousand dollars ($200,000). The Performance Criteria shall be established by mutual agreement between the Company and Executive within 90 days of the commencement of each calendar year. If the Chief Executive Officer and Executive cannot reach agreement within 90 days, reasonable Performance Criteria may be established by the Chief Executive Officer. Executive's 2001 Bonus and his subsequent Annual Bonus will be paid out within 90 days after calendar year-end, except as otherwise set forth in Section
6.5. To be eligible to receive his Annual Bonus for any given year, Executive must be employed with the Company as President and Chief Operating Officer throughout that entire calendar year, except as otherwise set forth in Sections
6.3 and 6.5. Executive will not be eligible to receive an Annual Bonus, or any portion thereof, for any given calendar year in which


                                        2.

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he resigns or his employment with the Company terminates, except as otherwise set forth in Section 6.5.

     3.3 Stock Options. The Company shall grant to the Executive stock options or stock awards for a total of 1,415,000 shares of the Company's common stock, allocated as follows:

          3.3.1 OPTION GRANT NO. 1. Upon action of the Board, on or before November 15, 2001, the Company shall grant Executive a non-statutory option to purchase 950,000 shares of Company common stock ("Option Grant No. 1"), subject to the terms and conditions of the Company's 2000 Equity Incentive Plan (the "Plan") and Executive's stock grant agreement. The exercise price of Option Grant No. 1 shall be the fair market value of the Company's common stock on the date of the grant as established in accordance with the Company's standard procedures for granting stock options to employees. Option Grant No. 1 shall vest in accordance with the Company's standard vesting schedule as follows: over 4 years with the initial 25% vesting after 12 months of continuous service, and thereafter shall vest in equal monthly installments over the subsequent 36 months of continuous service. Pursuant to the terms of the Plan, should certain changes of control occur, as described in Paragraph 11(c) of the Plan, then, as provided in the Plan, Executive's unvested options under Option Grant No. 1 shall have their vesting accelerated such that 50% of the remaining unvested shares immediately shall vest.

          3.3.2 OPTION GRANT NO. 2. Upon action of the Board, on or before November 15, 2001, the Company shall grant Executive a non-statutory option to purchase 465,000 shares of Company common stock ("Option Grant No. 2"), subject to the terms and conditions of the Plan and Executive's stock grant agreement. The exercise price of Option Grant No. 2 shall be the fair market value of the Company's common stock on the date of the grant as established in accordance with the Company's standard procedures for granting stock options to employees. Option Grant No. 2 shall vest as follows: 100% shall vest only at the end of 5 years of continuous service. Notwithstanding the foregoing, vesting of Option Grant No. 2 shall be accelerated upon the occurrence of the following during Executive's continuous service with the Company: (i) 25% of the shares immediately shall vest if the Company's stock closes at or above $5.00 per share for at least 50 of 60 consecutive trading days, including the last 10 days of such period; (ii) an additional 50% of the shares immediately shall vest if the Company's stock closes at or above $15.00 per share for at least 50 of 60 consecutive trading days, including the last 10 days of such period; and (iii) an additional 25% of the shares immediately shall vest if the Company's stock closes at or above $30.00 per share for at least 50 of 60 consecutive trading days, including the last 10 days of such period. The preceding per share trading amounts shall be adjusted appropriately for any stock split, stock dilution, combination or the like after the Effective Date. Pursuant to the terms of the Plan, should certain changes of control occur, as described in Paragraph 11(c) of the Plan, then, as provided in the Plan, Executive's unvested options under Option Grant No. 2 shall have their vesting accelerated such that 50% of the remaining unvested shares immediately shall vest.

     3.4 ADDITIONAL STOCK AWARD/CASH. Upon Executive's commencement of employment with the Company, Executive shall become entitled to a payment by the Company in the amount of $430,000 or, if lesser, an amount equal to the value of the IBM restricted stock units awarded to Executive under the IBM 1994 and 1997 Long-Term Performance Plans, valued as of the last day of Executive's IBM employment, and which pursuant to such plan cancel upon


                                        3.

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termination of IBM employment (the "RSU/PSU Payment"). Executive agrees to provide to the Company satisfactory evidence of the value of such IBM restricted stock units upon or prior to the Effective Date. The RSU/PSU Payment may be paid at the Company's sole discretion in cash or Company common stock or a combination thereof, with the number of shares replacing cash to be determined based on the thirty (30) trading day average of closing prices prior to November 1, 2001. In the event the Company satisfies its obligation to pay the RSU/PSU Payment by delivering Company shares, (i) such shares shall be freely tradable by Executive upon grant (other than with respect to restrictions imposed by the Company's insider trading policy, Section 16 or the volume limitations under Rule 144), and (ii) the Company shall satisfy any withholding tax obligation by withholding Company shares under the grant. The RSU/PSU Payment shall be paid in two equal installments, 50% payable on November 1, 2001 and 50% payable on or before February 15, 2002. In the event Executive resigns his employment without Good Reason (as defined below in Section 6.4) or is terminated with Cause (as defined below in Section 6.2) prior to the second anniversary of the commencement date of employment, Executive shall repay, within 30 days of his actual separation date, that portion of the RSU/PSU Payment (either in cash or by returning the shares to the Company), equal to 1/24th of the RSU/PSU Payment times the number of months remaining until the second anniversary of the commencement date of Executive's employment with the Company. Should certain changes of control occur, as described in Paragraph 11(c) of the Plan, Executive's obligation to repay the RSU/PSU Payment shall lapse as of the date of such change. No repayment obligation shall apply in the event Executive's employment terminates on account of death or Disability (as defined below in Section 6.3).

     3.5 IBM DISGORGEMENT. Executive represents and warrants that he is subject to certain noncompetition restrictions under agreements with IBM, which agreements require that he forfeit certain awards granted by IBM if he engages in acts deemed by IBM to be competitive, that he agree not to challenge the reasonableness of such restrictions and that he pay all costs and expenses incurred by IBM in the event IBM prevails in an action to enforce such agreements. These or other agreements or other policies of IBM may also restrict Executive's ability to solicit or hire persons with relationships with IBM. Specifically, pursuant to such agreements IBM may claim that Executive is obligated to disgorge some or all of the following value or proceeds from IBM stock options that he has exercised within 6 months prior to termination of his employment with IBM if IBM deems the Company to be a "competitor" of IBM per Executive's option or employment agreements with IBM: (i) four hundred twenty-three thousand dollars ($423,000) from shares exercised and sold in May 2001; (ii) two hundred sixty-seven thousand dollars ($267,000) from shares exercised in May 2001; and (iii) nine hundred sixteen thousand dollars ($916,000) from shares exercised and sold in October 2001 (collectively, the "Clawback Shares"). Executive agrees to provide, on or prior to the Effective Date, to the Company satisfactory evidence of the amount of the value of or proceeds received from the Clawback Shares. Executive shall use his reasonable best efforts to obtain from IBM confirmation that the Company is not a competitor of IBM for these purposes and to reduce the amount of any payment to IBM (including by returning granted but unexercised options), and shall, consistent with his obligations under his agreements with IBM, cooperate fully with the Company with respect to defending against any claim by IBM with respect to the Clawback Shares. If at any time prior to December 31, 2002, Executive is subject to a claim for disgorgement to IBM with respect to the Clawback Shares on the basis that IBM deems the Company to be a "competitor," and so long as Executive's representations to the Company hereunder regarding the IBM


                                        4.

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obligations are not materially false, and he has complied with the obligations set forth in this Section 3.5, the Company shall assume the defense of such a claim (including the attorneys fees and costs associated with such defense), and in the event of a court judgment in which Executive is forced to, or a settlement in which the Company and Executive agree that Executive shall, disgorge the value of or proceeds from the Clawback Shares to IBM, the Company shall compensate Executive for the amount of the repayment to IBM, in an amount not to exceed one million six hundred twenty-five thousand dollars ($1,625,000) (the "Disgorgement Amount") by providing to Executive a stock bonus of Company common stock (the "Stock Bonus"). The number of shares in such Stock Bonus shall be equal to the Disgorgement Amount, divided by the average closing price of the Company's common stock during the ten (10) trading days immediately prior to the date of grant. The Company shall have the option, in its sole discretion, to pay some or all of the Disgorgement Amount in cash rather than Company common stock, and shall pay the Disgorgement Amount in cash in the event the Company is unable for any reason to pay in Company common stock that is freely tradable (other than with respect to restrictions imposed by the Company's insider trading policy, Section 16 or the volume limitations under Rule 144). Notwithstanding the foregoing, the Company shall have no obligation to assume the defense of an IBM claim or to pay the Disgorgement Amount after the date Executive resigns without Good Reason or is terminated by the Company for Cause. In the event Executive resigns his employment without Good Reason (as defined below in Section 6.4) or is terminated by the Company for Cause (as defined below in
Section 6.2) prior to 12 months from the payment of the Disgorgement Amount or the providing of the Stock Bonus, Executive shall refund, within 3 months of his actual separation date, the full Disgorgement Amount (paid in cash or provided as a Stock Bonus), less 1/12th of the Disgorgement Amount for each month of employment following payment by the Company of the Disgorgement Amount, provided that no such repayment obligation shall apply to Executive in the event Executive's employment terminates on account of death or Disability (as defined below in Section 6.3). Should certain changes of voting control occur, as described in Paragraph 11(c) of the Plan, Executive's obligation to repay the Disgorgement Amount shall lapse as of the date of such change. In the event Executive is required to pay to IBM the value of or proceeds from the Clawback Shares and is not allowed a tax deduction or income adjustment for the entire amount of such payment, the Company shall pay to Executive, in addition to the Disgorgement Amount, a gross up for any taxes due as a result of such disallowance or unallowed income adjustment. Further, in the event Executive owes any net additional taxes in connection with the exercise of the category
(ii) shares listed above (the shares exercised in May 2001 with a spread equal to $267,000) as a result of IBM requiring the return to IBM of the actual such category (ii) shares prior to May 31, 2002 and that he would not have owed had the Executive's holding period in such shares on the date of the return been more than one (1) year for the purposes of Section 422(a)(1) of the Internal Revenue Code, then the Company shall pay him, in addition to the Disgorgement Amount that relates to such shares, an amount necessary to cover such additional net tax amount. In addition, to the extent that the Company determines any portion of the defense costs is includible in Executive's income as compensation, the Company will gross up such amount if the defense costs are not deductible by the Executive. Each above reference to a gross up shall mean a full gross up of all taxes, including not only payment of the taxes in question but also the taxes on such payment. The payment of any amounts described in the preceding four sentences, to the extent made directly to the Executive, shall be made either in shares of stock or cash, in the same manner as described above with respect to the Disgorgement Amount.


                                        5.

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                                    ARTICLE 4

                                    BENEFITS

     4.1 BENEFITS. During Executive's employment, the Company shall provide Executive with the same benefits which it provides to its other executive-level employees, including but not limited to pension, vacation, bonus, stock, profit-sharing and savings plans and similar benefits as such plans and benefits may be adopted by the Company from time to time.

     4.2 DIRECTORS AND OFFICERS INSURANCE. During Executive's employment, the Company shall provide Executive with the same Director and Officer error and omissions insurance and ERISA fiduciary insurance offered to its other executive-level employees.

     4.3 LIFE INSURANCE. During Executive's employment, the Company will provide Executive with life insurance in the amount of 2 times Executive's annual base pay (without the maximum cap under the Company's policy generally applicable).

     4.4 BUSINESS EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred by him in performing services hereunder and which are in accordance with Company policy. The Company shall reimburse Executive for such expenses in accordance with the Company's reimbursement policy as in effect from time to time. Executive agrees to furnish the Company adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement.

     4.5 SPECIAL EXPENSES. Until such time as Executive relocates from New York to the Bay Area, the Company shall reimburse Executive for: (i) Bay Area lodging and reasonable related expenses not to exceed three thousand dollars ($3,000) per month; and (ii) Executive's reasonable expenses for his round-trip coach travel between New York and the Bay Area for up to 2 trips per month. Executive agrees to furnish the Company adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement. To the extent that the Company determines that any portion of such reimbursement is includible in Executive's income as compensation, the Company will gross up the amount of such reimbursement. The gross up referred to in the preceding sentence shall mean a full gross up of all taxes, including not only payment of the taxes in question but also the taxes on such payment.

     4.6 RELOCATION EXPENSES. The Company shall provide Executive with relocation expense benefits as follows: (i) reimbursement for all actual moving and relocation expenses up to a maximum of $100,000, including but not limited to cost of moving household goods and 2 vehicles (including packing, loading, storage, unloading and unpacking cost), closing costs (exclusive of broker's commission), and points paid in connection with the purchase of a residence in the Bay Area, and the reasonable cost of travel for Executive and his family for the purpose of finding and purchasing a residence in the Bay Area; (ii) reimbursement of broker's commission with respect to the sale of Executive's residence in New York; and (iii) a $20,000 cash relocation allowance for miscellaneous expenses not reimbursed under (i), which cash allowance shall be paid within 30 days following the move. Executive shall provide adequate records satisfactory to the Company for substantiation of all relocation expenses. To the extent the Company determines any portion of such reimbursement (including the cash allowance) is


                                        6.

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includible in Executive's income as compensation, the Company will gross up the amount of such reimbursement. The gross up referred to in the preceding sentence shall mean a full gross up of all taxes, including not only payment of the taxes in question but also the taxes on such payment.

                                    ARTICLE 5

                       PROPRIETARY INFORMATION OBLIGATIONS

     5.1 PROPRIETARY INFORMATION AGREEMENT. Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

     5.2 REMEDIES. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive's employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

                                    ARTICLE 6

                       TERM AND TERMINATION OF EMPLOYMENT

     6.1 AT-WILL EMPLOYMENT. Executive's relationship with the Company is terminable at-will. Both Executive and the Company shall have the right to terminate Executive's employment with the Company at any time with or without Cause or Good Reason, and with or without advance notice, subject to the obligations of the Company and Executive with respect to Severance as set forth in Section 6.4, and with respect to the repayment of the RSU/PSU Payment and the Disgorgement Amount as set forth in Sections 3.4 and 3.5. The at-will nature of Executive's employment with the Company may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company.

     6.2 TERMINATION BY COMPANY FOR CAUSE. The Company may terminate Executive's employment at any time for Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following: (i) Executive's conviction of a felony or a crime involving moral turpitude, fraud, or an act of dishonesty against the Company; (ii) gross misconduct or gross negligence in the performance of Executive's responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates unfitness to serve; or (iii) material violation or breach of any Company policy or statutory, fiduciary, or contractual duty of Executive to the Company. In the event that any of the foregoing events described above is capable of being cured, the Company shall provide notice to Executive describing the nature of such event and Executive shall thereafter have 10 days to cure such event.

     6.3 TERMINATION FOR DEATH OR DISABILITY. Executive's employment with the Company will be terminated in the event of Executive's death or any illness, disability or other incapacity that renders Executive physically or mentally unable regularly to perform his duties


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hereunder for a period in excess of 12 consecutive weeks or an aggregate of 90 days in any consecutive 12 month period ("Disability"). The determination regarding whether Executive is physically or mentally unable regularly to perform his duties shall be made by the Board. In the event of Executive's death or Executive's termination of his employment on account of Disability, Executive (or Executive's beneficiaries or estate) shall be entitled to payment of the severance package described in Section 6.4(b) below, applicable at the time of termination, provided that all severance pay shall be paid in a lump sum rather than in monthly installments.

     6.4 RESIGNATION FOR GOOD REASON. Executive may resign his employment with the Company at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following: (i) a material reduction in Executive's position or duties (changes to the number of Executive's direct reports will not constitute Good Reason so long as Executive maintains his same title and reports to the CEO); or (ii) a reduction of 20% or more in Executive's compensation or benefits (not including Annual Bonus) with respect to an individual component or in the aggregate (other than in connection with an across the board reduction applicable to the majority of Company's executive-level employees).

     6.5  SEVERANCE.

          (a) RESIGNATION WITHOUT GOOD REASON OR TERMINATION FOR CAUSE. In the event that Executive resigns his employment with the Company without Good Reason or the Company terminates Executive's employment for Cause, the Executive will be entitled to receive his annual base salary and benefits through the end of the month during which such termination occurs, and the Company thereafter shall have no further obligation under this Agreement to Executive.

          (b) RESIGNATION WITH GOOD REASON OR TERMINATION WITHOUT CAUSE. In the event that Executive resigns his employment with the Company with Good Reason or the Company terminates Executive's employment without Cause (or Executive's employment terminates because of death or Disability), the Company shall provide Executive with the following severance benefits, provided that Executive (or his beneficiaries or estate) first executes the release agreement substantially in the form attached hereto as Exhibit B in the form finally determined by the
Company:

               (i) The Company shall continue to pay to Executive his then current annual monthly base pay for a period of 12 months following Executive's actual separation date, less standard withholdings and deductions, and in accordance with the Company's standard payroll practices (except as set forth in Section 6.3 above);

               (ii) The Company shall pay Executive, on a pro-rata basis for a period of 12 months following Executive's actual separation date (except as set forth in Section 6.3 above), less standard withholdings and deductions, (a) the amount of his guaranteed bonus for the year (as set forth in Section 3.2) if Executive's termination without Cause occurs in 2002 or 2003, or (b) the average of Executive's bonus payments for all prior years of employment with the Company, if Executive's termination without Cause occurs after 2003 (except that 2001 shall not be included for purposes of determining such average).


                                        8.

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               (iii)  In the event that Executive's actual separation date occurs prior to the first anniversary of Executive's commencement of employment with the Company, the Company shall pay Executive an additional lump sum in the amount of two hundred fifty thousand dollars ($250,000), less standard withholdings and deductions, to be paid within 30 days of Executive's actual separation date.

     6.6 MITIGATION. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another Company or by retirement benefits after the date of his termination.

                                    ARTICLE 7

                               GENERAL PROVISIONS

     7.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

     7.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

     7.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     7.4 ENTIRE AGREEMENT. This Agreement, together with the Proprietary Information and Inventions Agreement, the Plan, and the stock grant agreements, constitutes the entire agreement between Executive and the Company and it supersedes any prior agreement, promise, representation, or statement written or otherwise between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized member of the Board. Executive and Company agree to cooperate fully to amend and restate this Agreement, as needed.

     7.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.


                                        9.

     7.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     7.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

     7.8 LEGAL AND TAX EXPENSES. The Company shall reimburse Executive for legal and tax advice expenses incurred by him in connection with negotiation of the terms of his employment and the documentation thereof up to a maximum of eight thousand five dollars ($8,500).

     7.9 ARBITRATION. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive's employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive's employment, or the termination of Executive's employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services, Inc. ("JAMS") or its successor, under the then applicable rules of JAMS. EXECUTIVE ACKNOWLEDGES THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and
(b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by Court action instead of arbitration.

     7.10 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.


                                       10.

                                                 BLUE MARTINI SOFTWARE, INC.


                                                 By:  /s/ MONTE ZWEBEN
                                                    ----------------------------


                                                 Its: Chairman and CEO
                                                     ---------------------------


                                                 EXECUTIVE:


                                                 /s/ MICHAEL J. BORMAN
                                                 ---------------------------
                                                 Michael Borman


                                       11.

                                    EXHIBIT A

            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


                                        1.

                                    EXHIBIT B

                                RELEASE AGREEMENT

     Executive and the Company each acknowledge that (i) Executive and the Company are party to an Employment Agreement dated October __, 2001 (the "Employment Agreement"), pursuant to Article 1.1 of which certain provisions thereof expressly survive the cessation of Executive's employment thereunder,
(ii) Executive is party to a Proprietary Information and Inventions Agreement, certain provisions of which expressly survive the cessation of Executive's employment with the Company; and (iii) Executive and the Company are party to a Stock Option Agreement(s) dated [__________], 2001 and related Grant Notice(s). The parties further acknowledge that nothing in this Release Agreement shall:
(i) release Executive or the Company from violations occurring after the cessation of Executive's employment with the Company of any of their respective obligations under any of the provisions of the Employment Agreement (including Company's obligation to provide severance or benefits to Executive) or the Proprietary Information and Inventions Agreement which survive the cessation of Executive's employment with the Company; (ii) eliminate Executive's rights under any of the provisions of the Employment Agreement which survive the cessation of Executive's employment with the Company; and (iii) effect Executive's or the Company's rights or obligations with respect to the Stock Option Agreement(s) or related Grant Notice(s).

     In consideration for the severance benefits provided to Executive pursuant to the Employment Agreement, Executive hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification Executive may have as a result of any action against him based on his employment with the Company, or as otherwise provided in applicable insurance policies or other agreements) arising out of or in any way related to events, acts or conduct occurring on or prior to the date Executive executes this Release Agreement, including any claims arising out of or in any way connected with the Employment Agreement, Executive's employment with the Company or the termination of that employment, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA. He also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which


                                        1.

he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) his waiver and release do not apply to any rights or claims that may arise after he executes this Release Agreement; (B) he has the right to consult with an attorney prior to executing this Release Agreement; (C) he has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Release Agreement earlier); (D) he has seven (7) days following the execution of this Release Agreement by the parties to revoke the Release Agreement; and (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release Agreement is executed by the Executive, provided that the Company has also executed this Release Agreement by that date ("Effective Date").

     Executive acknowledges that he has read and understands Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of any claims that he may have against the Company.



BLUE MARTINI SOFTWARE, INC.


By:                                   By:
------------------------------------  ------------------------------------
   [Name]                                  Michael Borman
   [Title]



Date:                                 Date:
------------------------------------  ------------------------------------


                                       2.